                                                                   EXHIBIT 12.01

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)



                                                                                      Years Ended December 31,
                                                                 -----------------------------------------------------------
Dollars in millions                                               2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income from continuing operations before income taxes
   and cumulative effect of change in accounting principles      $ 4,742      $ 4,496      $ 1,316      $ 1,820      $ 3,064
 Add fixed charges (see below)                                    14,652        9,778       11,523       10,626        8,265
 Other adjustments                                                     0            0            0            0            1
                                                                 -------      -------      -------      -------      -------
Earnings as defined                                              $19,394      $14,274      $12,839      $12,446      $11,330
                                                                 =======      =======      =======      =======      =======

Fixed charges from continuing operations:
  Interest expense                                               $14,530      $ 9,681      $11,466      $10,530      $ 8,175
  Other adjustments                                                  122           97           57           96           90
                                                                 -------      -------      -------      -------      -------
Fixed charges from continuing operations as defined              $14,652      $ 9,778      $11,523      $10,626      $ 8,265
                                                                 =======      =======      =======      =======      =======
Ratio of earnings to fixed charges                                  1.32         1.46         1.11         1.17         1.37
                                                                 =======      =======      =======      =======      =======

NOTES:

The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.